NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan Dennard Rupp Gray & Lascar (DRG&L) 713-529-6600

MITCHAM INDUSTRIES REPORTS
RECORD FISCAL 2012 THIRD QUARTER RESULTS

Total revenues increased 40% to $28 million
Equipment leasing revenues increased 116% to $17.4 million
Earnings per share of $0.52 versus $0.07

HUNTSVILLE, TX – DECEMBER 6, 2011 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2012 third quarter ended October 31, 2011.

Total revenues for the third quarter increased 40% to a record $28.0 million from $20.0 million in the third quarter of fiscal 2011, and equipment leasing revenues rose 116% to $17.4 million from $8.1 million a year ago. Net income for the third quarter increased to $6.8 million, or $0.52 per diluted share, compared to $727,000, or $0.07 per diluted share, in the third quarter of fiscal 2011. Earnings per share for the fiscal 2012 quarter reflect the effect of 2.3 million additional shares of common stock issued in the Company’s June 2011 public offering. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fiscal 2012 third quarter increased 144% to $16.6 million, or 59% of total revenues, from $6.8 million, or 34% of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

Bill Mitcham, the Company’s President and CEO, stated, “We are extremely pleased with our third quarter results as this is the best quarter in the history of our Company in terms of total revenues, leasing revenues, net income and EBITDA. These results are even more extraordinary since the third quarter is usually the second weakest quarter of the year. Our third quarter leasing revenues of $17.4 million actually exceeded those in the first quarter, a first-time occurrence for the Company. Historically, our first quarter has always produced the strongest leasing revenues of the year.

“Over the past few years, we have implemented a strategy to increase the size and breadth of our lease pool, expand our geographic footprint and improve asset utilization. This strategy, combined with the improving global seismic market, has produced record results. Our leasing revenues, net income, earnings per share and EBITDA for the first nine months of this fiscal year are greater than that of any prior full fiscal year in our history.

“Contributing to our third quarter performance was ongoing strong customer demand and increased utilization in Latin America, where the deployment of additional equipment early in the second quarter of the year has enabled us to take advantage of the growing demand in that region. We also experienced increased activity in the U.S., led by demand for improved, higher resolution 3D imaging in the more challenging shale plays, and from strong demand in certain international markets such as the Pacific Rim and North Africa. In addition, we achieved a record quarter in our marine equipment leasing business as we continued to experience strengthening demand and saw an increase in the duration of many marine equipment rentals. Our Seamap segment had another solid performance, delivering one GunLink 4000 and one RGPS BuoyLink system and generating a considerable amount of aftermarket sales, service and repair work during the quarter.

“We remain encouraged by the level and quality of the inquiries and order activity as we continue to receive orders for longer-term jobs with higher channel counts. We also look forward to the upcoming winter seasons in Russia and Canada, which we expect to be strong. Additionally, we expect to continue to see a positive environment in Latin America and to experience new activity in North America, Europe and North Africa and, therefore, anticipate strong results for the full year.”

THIRD QUARTER FISCAL 2012 RESULTS

Total revenues for the fiscal 2012 third quarter increased to $28.0 million from $20.0 million a year ago, led by exceptionally strong equipment leasing results. A significant portion of the Company’s revenues are typically generated from sources outside the United States and during the third quarter of fiscal 2012, the percentage of revenues from international customers was approximately 71% compared to 80% in the third quarter of fiscal 2011.

Equipment leasing revenues, excluding equipment sales, more than doubled to $17.4 million compared to $8.1 million in the same period a year ago, primarily due to higher activity levels in Latin American land, U.S. land as well as strength in marine leasing.

Lease pool equipment sales were $2.4 million compared to $976,000 in the third quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $2.0 million compared to $6.7 million in the comparable period a year ago.

Seamap equipment sales for the fiscal 2012 third quarter were $6.2 million, which included the sale of one GunLink 4000 system and one BuoyLink RGPS system as well as substantial after-market business, comprised of replacement parts and ongoing service and repair work. This compares to $4.2 million in the third quarter of fiscal 2011.

Lease pool depreciation in the fiscal 2012 third quarter was $7.2 million compared to $5.3 million in the same period last year, a 37% increase. This increase resulted from additions made to the Company’s lease pool during fiscal 2011 and the first nine months of fiscal 2012, which totaled approximately $31 million and $56 million, respectively.

Gross profit in the third quarter increased 140% to $14.3 million from $6.0 million in the same period last year, largely due to substantially higher revenues in the equipment leasing segment despite higher depreciation expense. Gross profit margin for the third quarter of fiscal 2012 increased to 51% from 30% in the same period a year ago. General and administrative expenses for the third quarter of fiscal 2012 increased to $5.0 million compared to $3.9 million in the third quarter of fiscal 2011. Operating income rose to $8.4 million, or 30% of revenues, from $1.7 million, or 9% of revenues in the third quarter a year ago.

FIRST NINE MONTHS 2012 RESULTS

Total revenues for the first nine months of fiscal 2012 were $75.8 million compared to $51.6 million for the same period of fiscal 2011, a 47% increase. Equipment leasing revenues rose 93% to $46.5 million compared to $24.1 million in the same period a year ago. Sales of new seismic, hydrographic and oceanographic equipment for the first nine months of fiscal 2012 were $5.2 million compared to $8.8 million in the comparable period of fiscal 2011. Seamap equipment sales for the first nine months of fiscal 2012 increased 22% to $21.1 million from $17.2 million in the same period of last year.

Operating income for the first nine months of fiscal 2012 was $20.0 million compared to $3.6 million in the same period of fiscal 2011. Net income was $14.2 million, or $1.21 per diluted share, compared to $3.0 million, or $0.29 per diluted share, for the same period of fiscal 2011. EBITDA for the first nine months of fiscal 2012 more than doubled to $41.0 million, or 54% of total revenues, from $19.6 million, or 38% of total revenues, in the first nine months of fiscal 2011. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, December 7, 2011 at 9:00 a.m. Eastern Time to discuss its fiscal 2012 third quarter results. To access the call, please dial (480) 629-9692 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through December 21, 2011 and may be accessed by calling (303) 590-3030, and using the passcode 4486337#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email dmw@drg-l.com.

***

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, the Company designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for quarter ended October 31, 2011 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

- Tables to follow –

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31, 2011	January 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$15,906	$14,647
Restricted cash	98	—
Accounts receivable, net	27,426	17,832
Current portion of contracts receivable	2,508	3,582
Inventories, net	5,784	4,813
Prepaid income tax	-	325
Deferred tax asset	2,120	1,427
Prepaid expenses and other current assets	2,747	2,128

Total current assets	56,589	44,754
Seismic equipment lease pool and property and equipment, net	115,213	79,095
Intangible assets, net	4,924	5,358
Goodwill	4,320	4,320
Prepaid foreign income tax	3,498	3,053
Long-term portion of contracts receivable, net	-	1,355
Other assets	39	36

Total assets	$184,583	$137,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,995	$5,203
Current maturities – long-term debt	2,033	3,177
Income taxes payable	2,145	1,276
Deferred revenue	1,790	778
Accrued expenses and other current liabilities	5,704	5,165

Total current liabilities	32,667	15,599
Non-current income taxes payable	4,608	3,482
Deferred tax liability	146	832
Long-term debt, net of current maturities	4,221	23,343

Total liabilities	41,642	43,256
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 13,349 and 10,872 shares issued at October 31, 2011 and January 31, 2011, respectively	133	109
Additional paid-in capital	111,059	77,419
Treasury stock, at cost (925 shares at October 31, 2011 and January 31, 2011)	(4,857)	(4,843)
Retained earnings	29,132	14,976
Accumulated other comprehensive income	7,474	7,054

Total shareholders’ equity	142,941	94,715

Total liabilities and shareholders’ equity	$184,583	$137,971

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months		For the Nine Months Ended
	Ended October 31,		October 31,
	2011	2010	2011	2010
Revenues:
Equipment leasing	$17,411	$8,074	$46,458	$24,133
Lease pool equipment sales	2,442	976	3,103	1,498
Seamap equipment sales	6,198	4,249	21,081	17,230
Other equipment sales	1,969	6,674	5,158	8,767

Total revenues	28,020	19,973	75,800	51,628

Cost of sales:
Direct costs — equipment leasing	2,365	895	6,348	2,485
Direct costs — lease pool depreciation	7,223	5,289	20,016	15,556
Cost of lease pool equipment sales	519	385	723	634
Cost of Seamap and other equipment sales	3,568	7,425	12,230	15,376

Total cost of sales	13,675	13,994	39,317	34,051

Gross profit	14,345	5,979	36,483	17,577
Operating expenses:
General and administrative	4,961	3,937	15,403	12,286
Provision for doubtful accounts	679	-	187	797
Depreciation and amortization	304	296	921	871

Total operating expenses	5,944	4,233	16,511	13,954

Operating income	8,401	1,746	19,972	3,623
Other income (expenses):
Gain from bargain purchase in business combination	—	-	-	1,304
Interest, net	(25)	(90)	(295)	(302)
Other, net	680	(553)	8	(618)

Total other income (expenses)	655	(643)	(287)	384

Income before income taxes	9,056	1,103	19,685	4,007
Provision for income taxes	(2,293)	(376)	(5,529)	(1,032)

Net income	$6,763	$727	$14,156	$2,975

Net income per common share:
Basic	$0.55	$0.07	$1.28	$0.30

Diluted	$0.52	$0.07	$1.21	$0.29

Shares used in computing net income per common share:
Basic	12,381	9,916	11,091	9,854
Diluted	12,982	10,203	11,689	10,122

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months
	Ended October 31,
	2011	2010
Cash flows from operating activities:
Net income	$14,156	$2,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,038	16,586
Stock-based compensation	1,133	941
Gain from bargain purchase in business combination	—	(1,304)
Provisions for doubtful accounts	1,281	797
Provision for inventory obsolescence	73	63
Gross profit from sale of lease pool equipment	(2,380)	(864)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(394)	(3)
Deferred tax benefit	(763)	(1,335)
Changes in non-current income taxes payable	822	144
Changes in working capital items, net of effects from business combination:
Accounts receivable	(10,794)	609
Contracts receivable	2,590	(2,376)
Inventories	(972)	833
Prepaid expenses and other current assets	(625)	(952)
Income taxes receivable and payable	1,167	1,833
Costs incurred and estimated profit in excess of billings on uncompleted contract	—	573
Prepaid foreign income tax	(419)	(221)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	2,447	1,996

Net cash provided by operating activities	28,360	20,295

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(40,957)	(16,049)
Purchases of property and equipment	(1,084)	(262)
Sale of used lease pool equipment	3,103	1,498
Payment for earn-out provision	(148)	—
Acquisition of AES, net of cash acquired	—	(2,100)

Net cash used in investing activities	(39,086)	(16,913)

Cash flows from financing activities:
Net payments on line of credit	(17,700)	(4,250)
Proceeds from equipment notes	37	3,672
Payments on borrowings	(2,647)	(122)
Net purchases of short-term investments	(101)	(15)
Proceeds from issuance of common stock upon exercise of options	788	244
Net proceeds from public offering of common stock	31,028	—
Excess tax benefit from exercise of non-qualified stock options and restricted shares	394	3
Net cash provided by (used in) financing activities	11,799	(468)
Effect of changes in foreign exchange rates on cash and cash equivalents	186	477

Net change in cash and cash equivalents	1,259	3,391
Cash and cash equivalents, beginning of period	14,647	6,130

Cash and cash equivalents, end of period	$15,906	$9,521

Mitcham Industries, Inc.
Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net income	$6,763	$727	$14,156	$2,975
Interest expense, net	25	90	295	302
Depreciation and amortization	7,559	5,616	21,038	16,586
Provision for income taxes	2,293	376	5,529	1,032
Gain from bargain purchase	—	—	—	(1,304)

EBITDA (1)	16,640	6,809	41,018	19,591
Stock-based compensation	196	171	1,133	941

Adjusted EBITDA (1)	$16,836	$6,980	$42,151	$20,532

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$8,722	$2,152	$28,360	$20,295
Stock-based compensation	(196)	(171)	(1,133)	(941)
Changes in trade accounts and contracts receivable	7,169	4,355	8,204	1,767
Interest paid	77	151	574	465
Taxes paid , net of refunds	677	496	4,206	1,716
Gross profit from sale of lease pool equipment	1,923	591	2,380	864
Changes in inventory	407	520	972	(833)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(424)	(442)	(2,447)	(1,996)
Other	(1,715)	(843)	(98)	(1,746)

EBITDA (1)	$16,640	$6,809	$41,018	$19,591

(1)	EBITDA is defined as net income (loss) before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes (c) depreciation, amortization and impairment and (d) the gain from bargain purchase. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
		(in thousands)		(in thousands)
Revenues:
Equipment Leasing	$21,822	$15,724	$54,719	$34,398
Seamap	6,743	4,338	22,009	17,421
Inter-segment sales	(545)	(89)	(928)	(191)

Total revenues	28,020	19,973	75,800	$51,628

Cost of sales:
Equipment Leasing	11,636	12,076	30,972	25,691
Seamap	2,485	2,043	9,041	8,666
Inter-segment costs	(446)	(125)	(696)	(306)

Total cost of sales	13,675	13,994	39,317	34,051

Gross profit	14,345	5,979	36,483	17,577
Operating expenses:
General and administrative	4,961	3,937	15,403	12,286
Provision for doubtful accounts	679	—	187	797
Depreciation and amortization	304	296	921	871

Total operating expenses	5,944	4,233	16,511	13,954

Operating income	$8,401	$1,746	$19,972	$3,623

Equipment Leasing Segment:

Revenue:
Equipment leasing	$17,411	$8,074	$46,458	$24,133
Lease pool equipment sales	2,442	976	3,103	1,498
New seismic equipment sales	611	5,156	1,013	5,451
SAP equipment sales	1,358	1,518	4,145	3,316

	21,822	15,724	54,719	34,398
Cost of sales:
Direct costs-equipment leasing	2,365	895	6,348	2,485
Lease pool depreciation	7,404	5,327	20,217	15,674
Cost of lease pool equipment sales	519	385	723	634
Cost of new seismic equipment	336	4,188	559	4,271
sales
Cost of SAP equipment sales	1,012	1,281	3,125	2,627

	11,636	12,076	30,972	25,691

Gross profit	$10,186	$3,648	$23,747	$8,707

Gross profit %	47%	23%	43%	25%

Seamap Segment:

Equipment sales	$6,743	$4,338	$22,009	$17,421
Cost of equipment sales	2,485	2,043	9,041	8,666

Gross profit	$4,258	$2,295	$12,968	$8,755

Gross profit %	63%	53%	59%	50%